Exhibit 3.28

OPERATING AGREEMENT

OF OCHI HOLDINGS LLC

THIS OPERATING AGREEMENT OF OCHI HOLDINGS LLC (“Agreement”) is made and entered into effective as of July 28, 2006 by OCH INTERNATIONAL, INC., an Oregon corporation as the sole member (the “Member”).

SECTION 1. THE LIMITED LIABILITY COMPANY

1.1 Formation. The name of the limited liability company is OCHI Holdings LLC (the “Company”). The execution and filing of the Articles of Organization with the Oregon Secretary of State created the Company under the Oregon Limited Liability Company Act (the “Act”). The Member hereby organizes the Company, on the terms and conditions set forth in this Agreement and pursuant to the Act. The rights and obligations of the Company and its Member shall be as provided in the Act, except as otherwise expressly provided in this Agreement.

1.2 Purpose. The purpose of the Company is to engage in any lawful business, including, but not limited to, acquiring, holding, leasing, and disposing of real estate assets.

1.3 Duration. The Articles set forth the life of the Company.

1.4 Registered Office and Agent. The registered office of the Company shall be located in the state of Oregon at the location designated in the Articles or at such other location as may be selected by the Member on the filing of any notices required by law. The initial registered agent shall be the person or entity designated as such in the Articles. The registered agent shall have a business office identical with such registered office.

1.5 Defects as to Formalities. A failure to observe any formalities or requirements of this Agreement, the Articles or the Act shall not be grounds for imposing personal liability on the Member for liabilities or obligations of the Company.

SECTION 2. NAME, ADDRESS, MEMBERSHIP

INTEREST, AND CAPITAL CONTRIBUTION OF MEMBER

2.1 Name, Address and Membership Interest. The name, address, initial capital contribution and membership interest of the Member are as follows:

Name and Address	Initial Contribution (agreed value and property contributed)	Membership Interest
OCH International, Inc. 1200 NW Naito Parkway Suite 690 Portland, OR 97209	$100,000.00	100%

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2.2 Initial Contribution. The Member shall contribute the consideration described in subsection 2.1 upon the Member’s signing of this Agreement. The value of the Member’s initial contribution shall be as set forth in subsection 2.1.

SECTION 3. MEMBER LIABILITY

The Member’s liability shall be limited as set forth in this Agreement, the Act and other applicable law. The Member shall not be personally liable for any debts or losses of the Company, except as required by law or by this Section 3. If the Member rightfully receives the return, in whole or in part, of the Member’s capital contribution to the Company, the Member is nevertheless liable to the Company only to the extent now or hereafter provided by the Act. If the Member receives a distribution by the Company that is in violation of Section 63.229 of the Act (i.e., made when the Company is unable to pay its debts as they become due in the ordinary course of business or made when the Company’s liabilities exceed its assets (after giving effect to the distribution)) and if the Member knew, or should have known, that such distribution was at the time in violation of Section 63.229 of the Act, the Member is liable to the Company for a period of two (2) years after such distribution for the amount of the distribution.

SECTION 4. ACTIONS OF MEMBER; ORGANIZATIONAL MATTERS

4.1 Actions of Member. All determinations, approvals and actions with respect to the affairs of the Company shall be made by vote of the Member. Any such determination, approval or action required or permitted to be taken by the Member shall be approved if the Member votes in favor thereof, which vote may, at the Member’s option, be documented by written consent or other written instrument. A record shall be maintained of the major determinations, approvals or actions of the Member with respect to the affairs of the Company, and shall be kept with the other books and records of the Company.

4.2 Approval of Certain Organizational Matters. By executing this Agreement, the Member hereby approves the following:

4.2.1 all items described in the attached Exhibit A;

4.2.2 The Company’s assumption of the Member’s obligations for all items described in the attached Exhibit A;

4.2.3 Obtaining such financing as may be necessary in connection with all items described in the attached Exhibit A; and

4.2.4 The establishment by the Company of one or more bank accounts with any institution, the accounts or deposits of which are insured or guaranteed, subject to reasonable limitations, by an agency of the United States government.

SECTION 5. MANAGEMENT

5.1 Management. The management of the business and affairs of the Company and its property shall be vested in the Member.

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5.2 Books and Records. Full and complete books and records, including those specified in Section 63.771 of the Act, shall be maintained by the Company at all times.

SECTION 6. DISTRIBUTIONS

6.1 Net Cash From Operations. To the extent net cash from operations is available (as determined by the Member), and subject to subsection 6.2, the Company shall distribute to the Member net cash from operations in such amounts and at such intervals as are determined by the Member.

6.2 Net Cash from Capital Events. To the extent net cash is available from the destruction, sale or other disposition of some or all of the Company’s property, or from any refinancing or any other capital event, the Company shall distribute to the Member net cash from such event in an amount determined by the Member.

6.3 Limitations on Distributions. Notwithstanding anything contained in this Agreement or the Articles to the contrary, no distribution shall be made to the Member in violation of the Act (including Section 63.229).

SECTION 7. INDEMNITY

The Company shall indemnify the Member and shall make advances for expenses, to the maximum extent permitted under the Act; provided, however, that this provision shall not eliminate or limit the Member’s liability for:

(a) Any breach of the Member’s duty of loyalty to the Company as described in this Agreement;

(b) Acts or omissions not in good faith that involve intentional misconduct or a knowing violation of law;

(c) Any unlawful distribution under the Act; or

(d) Any transaction from which the Member derives an improper personal benefit.

SECTION 8. DISSOLUTION AND WINDING UP

8.1 Dissolution Events. The Company shall dissolve and commence winding up and liquidating on the first to occur of any of the following (“Dissolution Event(s)”):

8.1.1 The vote of the Member to dissolve the Company;

8.1.2 The sale or other disposition (other than lease) of all or substantially all of the Company’s property, unless the Member elects to continue the Company following the sale or disposition;

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8.1.3 The death of the Member, unless the personal representative of the Member’s estate elects to continue the Company following the Member’s death; or

8.1.4 Any other event under Section 63.621 of the Act for which the Act does not permit elimination in the Articles or in this Agreement.

The foregoing events shall be the exclusive events that shall cause the dissolution and winding up of the Company.

8.2 Winding Up. Upon the occurrence of a Dissolution Event, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Member, and the Member shall not take any action that is inconsistent with or not necessary to or appropriate for, the winding up of the Company’s business and affairs. To the extent not inconsistent with the foregoing, all obligations in this Agreement shall continue in full force and effect until such time as the Company property has been distributed pursuant to this subsection 8.2. The Member shall (a) be responsible for overseeing the winding up and dissolution of the Company, (b) take full account of the Company’s liabilities and assets, (c) cause the Company property to be liquidated as promptly as is consistent with obtaining the fair value thereof, and (d) cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as determined by the Member, subject to requirements of the Act or other applicable law.

8.3 Notice of Dissolution. If a Dissolution Event occurs and the Company is dissolved and liquidated, the Company shall, within thirty (30) days thereafter, provide written notice thereof to the Member and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Member) and shall comply with the notice and publication provisions of ORS 63.641 and ORS 63.644.

SECTION 9. GENERAL CONTRACT PROVISIONS

9.1 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the state of Oregon.

9.2 Savings Clause. If any provision of this Agreement shall be held to be invalid and unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected hereby.

9.3 No Third Party Beneficiaries. The provisions of this Agreement are intended solely for the benefit of the Member and shall create no rights enforceable by any third party, including creditors of the Company, except as otherwise required by the Act or other applicable law.

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IN WITNESS WHEREOF, the Member has executed this Agreement as of the date set forth above.

OCH INTERNATIONAL, INC., an Oregon corporation

By:	/s/ John A. Ayres Jr.
John A. Ayres Jr., President

Address: 1200 NW Naito Parkway
Suite 690
Portland, OR 97209
Telephone No.: (503) 243-6311
Facsimile No.: (503) 228-5227
EIN: 93-0980747

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EXHIBIT A

Items approved by Member as part of the organization of the Company:

1. The Member, on behalf of the Company, is authorized to sign checks and withdrawals with respect to the Company’s bank accounts established pursuant to subsection 4.2.4, together with any documents that may be required in connection with establishing and maintaining the Company’s bank accounts.

2. The Member, on behalf of the Company, is authorized to execute such documents for assignment and transfer as may be necessary to assign and transfer to the Company the initial consideration for the membership interest as set forth in subsection 2.1.

3. The Company is authorized to lease from United Builders LLC the Premises (as defined in the Lease) located at 23635 Highway 99, Edmond, Washington 98026, pursuant to the terms of that certain Commercial Lease dated August         , 2006 (“Lease”).

4. The Company is authorized to sublease the Premises to Robert Ahearn and Michele Ahearn pursuant to the terms of that certain Franchisee Sublease dated August         , 2006 (“Sublease”).

5. John Ayers and/or John E. Shepanek are hereby authorized (either of them acting alone) to execute, on behalf of the Company, the Lease, Sublease, and all other instruments and documents relating to the lease and sublease of the Premises or contemplated by the Lease and the Sublease.

6. The authorizations set above may be relied upon by purchasers, title insurance companies, escrow companies, lenders and any other person, firm or entity involved in the lease of the Premises.

EXHIBIT A